Exhibit 10.21

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

SETTLEMENT AGREEMENT

            This Settlement Agreement (the "Agreement") is made and entered into effective this 3rd day of October, 2005 ("the Effective Date"), by and between, on the one hand, Forest Laboratories, Inc., Forest Laboratories Holdings Ltd. (collectively "Forest") and H. Lundbeck A/S ("Lundbeck"), and on the other hand, Alphapharm Pty Ltd. ("Alphapharm") (collectively, the "Parties," or each separately, a "Party").

            WHEREAS Forest sells LEXAPRO® brand escitalopram oxalate products in the United States (the "Territory") and those products are covered by multiple claims of U.S. Patent No. Re. 34,712 ("the '712 Patent");

            WHEREAS the '712 Patent is owned by Lundbeck and licensed exclusively to Forest in the Territory;

            WHEREAS Alphapharm has sought approval from the U.S. Food and Drug Administration to market generic escitalopram oxalate products under two Abbreviated New Drug Applications (the "Alphapharm ANDAs");

            WHEREAS Forest and Lundbeck have maintained an action (the "Action") for patent infringement against Alphapharm, Forest Laboratories, Inc., Forest Laboratories Ireland Ltd. and H. Lundbeck A/S v. Ivax Pharmaceuticals, Inc., Cipla Ltd. and Alphapharm Pty Ltd., Civil Action No. 03-891-JJF (consolidated) (United States District Court for the District of Delaware "the Court"));

            WHEREAS Forest Laboratories Ireland Ltd. changed its corporate name to Forest Laboratories Holdings Ltd. and evidence of such name change was or will promptly be properly submitted to the Court;

            WHEREAS, subject to the terms and conditions herein, Forest has agreed to appoint Alphapharm as its authorized distributor of generic escitalopram oxalate products in the Territory upon the terms set forth in the Distribution Agreement, as defined and referred to in Section 2 below; and

            WHEREAS the Parties are willing to settle the Action on the terms set forth herein.

            NOW THEREFORE, in consideration of the promises and the mutual covenants set forth herein, the Parties hereby agree as follows:

            1.             Consent Judgment. Subject to the provisions of Section 5 below, and in consideration of the benefits of entering into this Agreement and the Distribution Agreement (as defined below) the Parties shall enter into and cause to be filed in the Action, within thirty (30) days of the Effective Date, a consent judgment dismissing all claims, defenses and counterclaims, pending in the Action, with prejudice and providing, inter alia, that Alphapharm concedes that the '712 Patent is valid, enforceable and infringed by Alphapharm's proposed generic escitalopram oxalate products, substantially in the form annexed hereto as Exhibit A (the "Consent Judgment"), with each Party agreeing to assume its own costs and expenses, including attorneys fees, except as otherwise expressly provided for in this Agreement, in connection with the Action. Each Party acknowledges that no determination of any kind has been made with respect to U.S. Patent No. 6,916,941 in the Action, and subject to the Distribution Agreement (defined below), each party reserves its respective rights with respect to the U.S. Patent No. 6,916,941. If the Court does not grant the Consent Judgment substantially in the form annexed hereto as Exhibit A, the Parties agree to meet and confer in good faith and use their best efforts to reach an amicable resolution consistent with the requirements of the Court as further described in Section 5(d) below.

            2.            Distribution Agreement. Contemporaneously with the execution of this Agreement, Forest and Alphapharm shall enter into the distribution and supply agreement (the "Distribution Agreement") attached hereto as Exhibit B. The Distribution Agreement shall govern the terms and conditions relating to the sale of authorized generic versions of the dosages, formulations and indications of LEXAPRO® brand escitalopram oxalate which correspond to those launched (or imminently expected by the Parties to be launched) by a third party as of the Launch Date (as defined in the Distribution Agreement). Such authorized generic versions of LEXAPRO® brand escitalopram oxalate shall be referred to as the "Generics."

            3.             Legal Fees. Upon entry of the Consent Judgment by the Court, in partial consideration of Forest's saved legal fees associated with the Action, Forest shall pay to Alphapharm [*]. Except for the foregoing, each Party will pay its own legal fees and other costs incurred in preparation for and conduct of the Action.

            4.              [*]

For the purposes of the Settlement Documents (as defined below), "Affiliate" shall mean any entity that (directly or indirectly) controls, is controlled by or is under common control with a Party to this Agreement. For the purposes of this definition, the direct or indirect ownership of fifty percent (50%) or more of the outstanding voting securities, membership interests or partnership interests of an entity, or any other relationship which in fact results in actual control over the management, business and affairs of an entity, shall be deemed to constitute control.

            5.             Legal Compliance. The Parties shall submit this Agreement, the Distribution Agreement, and the proposed Consent Judgment (the "Settlement Documents") to the Federal Trade Commission ("Commission") Bureau of Competition ("Bureau") and the Assistant Attorney General (the "Assistant Attorney General") in charge of the Antitrust Division of the Department of Justice (the "DOJ") as soon as practicable following their execution and in no event later than 10 business days following their execution. Following their submission to the Bureau and the Assistant Attorney General, the parties shall diligently work together in good faith to actively seek out oral comments on the Settlement Documents from the Bureau as soon as is practicable.

             (a) If such oral comments from the Bureau or the Assistant Attorney General, as the case may be, may reasonably be interpreted to indicate that the Commission or the DOJ, as the case may be, does not intend to further investigate or otherwise take action with respect to the Settlement Documents, then the parties shall cause the Consent Judgment to be filed with the Court as soon as practicable following the receipt of such comments, but in any event within three (3) days of the receipt of such oral comments.

             (b) If comments from the Bureau or the Assistant Attorney General, as the case may be, can reasonably be interpreted to indicate that the Commission or the DOJ, as the case may be, intends to further investigate or otherwise take action with respect to the Settlement Documents, then to the extent that the Consent Judgment has not yet been filed with the Court, the Consent Judgment obligations shall be suspended and the principals of each of Forest and Alphapharm (the "Principals") shall have three (3) days during which they shall use their best efforts to consult their respective antitrust counsel and to work in good faith to determine whether any modifications can be made to the Settlement Documents that will satisfactorily address the concerns of the Commission or the DOJ, as the case may be, while maintaining the value of this Agreement and the Distribution Agreement to the parties. If, after such three (3) days, the Principals do not reach an agreement, the Consent Judgment obligations and this Agreement shall immediately terminate. If, after such three (3) days, the Principals do reach an agreement, the parties shall modify and enter into the Settlement Documents consistent with such agreement and shall cause the Consent Judgment to be filed within three (3) days.

             (c) From the execution of this Agreement, and unless the Agreement is terminated in accordance with its terms, neither party will actively pursue litigation activities related to the Action as between Forest and Alphapharm. Forest agrees that in the event that the parties cannot reach agreement on modifications to the Settlement Documents to be made in accordance with Section 5(b), Forest will not object to any request by Alphapharm for a postponement of the trial date of the Action, provided that such request is based on a good faith, reasonable effort to recoup the trial preparation time lost in the negotiation of the Settlement Agreements, and the review by the Commission or the DOJ before filing of the Consent Judgment. The parties agree that in consideration of the mutual benefits of the good faith negotiations towards settlement of the Action that this Section 5(c) shall survive any termination of this Agreement.

             (d) To the extent that any legal or regulatory issues or barriers arise with respect to the Settlement Documents, or any subpart thereof, after the filing of the Consent Judgment, the Parties shall use their best efforts to modify the Settlement Documents to overcome any such legal or regulatory issues (including for example objections by the Bureau, the Commission, the Assistant Attorney General, the DOJ or any applicable court) while maintaining the economic value of the transaction to each of the Parties; provided that the parties shall first attempt to maintain such economic value by accordingly adjusting the profit allocations between the parties set forth in the Distribution Agreement, and if such attempt is not successful in maintaining such economic value, the parties shall attempt to make other adjustments to the Settlement Documents or to create other agreements to maintain such economic value; further provided that if the Parties do not succeed in reaching mutually acceptable modifications to the Settlement Documents and/or other agreements within thirty (30) days, then the Parties agree to submit the determination of the appropriate modification of the Settlement Documents in accordance with the standards above set forth to binding arbitration in accordance with the terms set forth in Exhibit C, and to resubmit the Settlement Documents with the modifications determined by binding arbitration to the Bureau or the Assistant Attorney General, as the case may be. Should the Bureau or the Assistant Attorney General, as the case may be, object to any of the modifications determined by binding arbitration, the Parties agree to continue to work together in good faith and continue to use their best efforts to modify, as many times as necessary, the Settlement Documents as required above in this paragraph 5, and further agree to resubmit, as many times as necessary, the determination of modifications to binding arbitration as required above in this paragraph 5. Additionally, to the extent that the Consent Judgment has been entered, the Parties understand and agree that there shall be an emphasis on maintaining the value of the transaction contemplated by the Settlement Documents, since Alphapharm shall have thereby already provided the consideration of the Consent Judgment.

For purposes of the Settlement Documents, "best efforts" shall mean efforts and commitment of resources consistent with such party's most important products or projects in order to achieve a stated goal as expeditiously as practical.

            6.            Alphapharm Released Claims. In addition to the dismissal, with prejudice, of all of Alphapharm's claims, defenses and counterclaims in the Action, as set forth in the Consent Judgment, Alphapharm shall make the following releases which shall be effective upon, and only upon, the grant of the Consent Judgment by the Court in the Action: (A) Alphapharm hereby releases and discharges Forest and Lundbeck, and their Affiliates, successors, assigns, directors, officers, employees, agents and customers, from all causes of action, demands, claims, damages and liabilities of any nature, whether known or unknown, arising from or in connection with the Action or the '712 Patent, occurring prior to the Effective Date of this Agreement, including, without limitation, all claims that Alphapharm has asserted or could have asserted in the Action or in any judicial proceeding that the '712 Patent is somehow invalid, unenforceable or not infringed by the sale of a generic version of LEXAPRO® brand escitalopram oxalate in the Territory (all of the above collectively, the "Alphapharm Released Claims"); (B) Alphapharm agrees not to raise claims relating to spoliation by Forest or Lundbeck with respect to the '712 patent in any further proceeding anywhere in the world, and Alphapharm acknowledges that discovery and evidence on spoliation were incomplete, and to Alphapharm's knowledge and belief, evidence to date on spoliation may be inconclusive; (C) The Agreement shall constitute a final settlement between the parties in the United States, and neither Alphapharm nor its agents shall assist or cooperate with Ivax or any future litigant in a litigation against Forest or Lundbeck with respect to the '712 Patent or otherwise with respect to Lexapro in the United States; (D) Additionally, Alphapharm shall not release any agent or consultant (whether retained for Alphapharm's benefit by Alphapharm or by any Alphapharm attorney) to assist or cooperate with Ivax or any other future litigant in a litigation against Forest or Lundbeck with respect to the '712 Patent or otherwise with respect to Lexapro in the United States and shall not release any attorney who represented Alphapharm in the Action from maintaining the confidentiality of non-public information to which such attorney had access in connection with the Action or grant any waivers with respect to such maintenance and (E) To the extent necessary, Alphapharm shall permit and cooperate with Forest and Lundbeck to enforce the obligations of such agents, consultants or attorneys referred to under Section 6(D) at Forest's and Lundbeck's expense. For the avoidance of doubt, the provisions of this paragraph shall not be deemed to constitute a release of, or to preclude Alphapharm or any Affiliate from asserting or maintaining claims with respect to any alleged invalidity, enforceability, or non-infringement of any foreign counterpart to the '712 patent outside the territory.

            7.             ACKNOWLEDGMENT. ALPHAPHARM ACKNOWLEDGES THAT IT MAY HEREAFTER DISCOVER CLAIMS OR FACTS IN ADDITION TO OR DIFFERENT FROM THOSE WHICH IT NOW KNOWS OR BELIEVES TO EXIST WITH RESPECT TO THE ALPHAPHARM RELEASED CLAIMS, THE FACTS AND CIRCUMSTANCES ALLEGED IN THE ACTION, AND/OR THE SUBJECT MATTER OF THIS AGREEMENT, WHICH, IF KNOWN OR SUSPECTED AT THE TIME OF EXECUTING THIS AGREEMENT, MAY HAVE MATERIALLY AFFECTED THIS AGREEMENT. NEVERTHELESS, UPON THE EFFECTIVENESS OF THE RELEASE OF THE ALPHAPHARM RELEASED CLAIMS AS SET FORTH IN SECTION 7 ABOVE, ALPHAPHARM HEREBY ACKNOWLEDGES THAT THE ALPHAPHARM RELEASED CLAIMS INCLUDE WAIVERS OF ANY RIGHTS, CLAIMS OR CAUSES OF ACTION THAT MIGHT ARISE AS A RESULT OF SUCH DIFFERENT OR ADDITIONAL CLAIMS OR FACTS. ALPHAPHARM ACKNOWLEDGES THAT IT UNDERSTANDS THE SIGNIFICANCE AND POTENTIAL CONSEQUENCE OF SUCH A RELEASE OF UNKNOWN UNITED STATES JURISDICTION CLAIMS AND OF SUCH A SPECIFIC WAIVER OF RIGHTS. ALPHAPHARM INTENDS THAT THE CLAIMS RELEASED BY IT UNDER THIS RELEASE BE CONSTRUED AS BROADLY AS POSSIBLE TO THE EXTENT THEY RELATE TO UNITED STATES JURISDICTION CLAIMS. DESPITE THE FOREGOING, FOREST AND LUNDBECK ACKNOWLEDGE AND AGREE THAT ALPHAPHARM AND ITS AFFILIATES SHALL BE FULLY UNENCUMBERED AND SHALL NOT BE PREJUDICED IN ANY WAY IN THEIR ABILITY TO ASSERT CLAIMS, AND TO DEFEND ACTIONS AGAINST ALPHAPHARM OR ITS AFFILIATES, INCLUDING WITH RESPECT TO, ANY ALLEGED INVALIDITY, ENFORCEABILITY, OR NON-INFRINGEMENT OF ANY FOREIGN COUNTERPART TO THE '712 PATENT OUTSIDE THE TERRITORY IN ANY NON-UNITED STATES JURISDICTION BASED UPON THE LAWS OF SUCH NON-UNITED STATES JURISDICTION AND TO RAISE ANY AND ALL COUNTERCLAIMS, ARGUMENTS AND DEFENSES, EXCEPT FOR ANY SUCH COUNTERCLAIMS, ARGUMENTS OR DEFENSES WHICH CONSTITUTE ASSERTION OF ANY ALPHAPHARM RELEASED CLAIMS.

            8.            Confidentiality. The terms of this Agreement and the Distribution Agreement shall be maintained in confidence by all of the Parties except that: (i) as required by law the Parties may issue either a joint press release or separate press releases that are subject to the reasonable review and consent of the other Party; (ii) Forest and Lundbeck may disclose such terms as may be necessary or useful in connection with any patent litigation or other legal proceeding relating to the '712 Patent or to LEXAPRO® brand escitalopram oxalate products; and (iii) as otherwise required by law, including without limitation SEC reporting requirements, or by the rules or regulations of any stock exchange that the Parties are subject to.

            9.             Term and Termination. Unless earlier terminated pursuant to the terms hereof, this Agreement shall continue from the Effective Date until the earlier of the expiration of pediatric exclusivity for the '712 Patent, including any extensions of that patent or exclusivity, or the date of a final judgment, from which no appeal has or can be taken, holding the '712 Patent invalid or generally unenforceable. The releases and discharges set forth in Section 6 shall survive the termination of this Agreement and the obligations of Section 8 shall survive for a period of ten (10) years from the Effective Date notwithstanding any earlier expiration or termination of this Agreement. The Distribution Agreement shall remain in full force and effect pursuant to its own terms notwithstanding the expiration or termination of this Agreement.

            10.            No Assignment. This Agreement may not be assigned or transferred to a third party without the express prior written consent of the other Parties hereto, except to a successor to all or substantially all of the business of the assigning or transferring Party to which this Agreement pertains (whether by sale of stock, merger, consolidation or otherwise) in which case the Party shall assign this Agreement to such successor, provided that a Party may in the ordinary course of its business assign its rights under this Agreement to an Affiliate or may transfer the rights under this Agreement from one Affiliate to another without the prior consent of the other. The covenants, rights and obligations of a Party under this Agreement shall remain binding upon the transferring Party and shall inure to the benefit of and be binding upon any successor or permitted assignee of the Party and any assignee of the '712 Patent.

            11.             Notice. Any notice required or permitted to be given or sent under this Agreement shall be hand delivered or sent by express delivery service or certified or registered mail, postage prepaid to the Parties at the addresses indicated below.

                If to Forest, to:        Charles S. Ryan
                                                Vice President, Chief Intellectual Property Counsel
                                                Forest Research Institute, Inc.
                                                909 Third Avenue
                                                New York, New York 10022

                with copies to:         Peter J. Armenio
                                                Kirkland & Ellis LLP
                                                153 East 53rd Street
                                                New York, New York 10022

                If to Lundbeck, to:   John Meidahl Petersen
                                                Director, Corporate Patents
                                                H. Lundbeck A/S
                                                Ottiliavej 9
                                                DK-2500 Valby
                                                Copenhagen, Denmark

                with copies to:        S. Peter Ludwig
                                                Darby and Darby, P.C.
                                                805 Third Avenue
                                                New York, New York 10022

                If to Alphapharm:    John Montgomery
                                                CEO
                                                Alphapharm Pty. Ltd.
                                                Chase Building 2
                                                Wentworth Park Road
                                                Glebe NSW 2037 Australia

                with copies to:        Martin Marino
                                                General Counsel, Merck Generics Group B.V.
                                                c/o Genpharm, Inc.
                                                85 Advance Road
                                                Etobicoke, Ontario
                                                Canada M8Z 2S6

                                                Ed Haug
                                                Frommer, Lawrence & Haug LLP
                                                745 Fifth Avenue
                                                New York, NY 10151

                        Any such notice shall be deemed to have been received on the date actually received. Either Party may change its address by giving the other Party written notice, delivered in accordance with this Section.

            12            Entire Agreement. This Agreement and its exhibits constitutes the complete, final and exclusive agreement between the Parties with respect to the subject matter hereof and supersedes and terminates all prior or contemporaneous agreements and understandings between the Parties, whether oral or in writing, relating to such subject matter. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth herein. No subsequent alteration, amendment, change, waiver or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party. Each Party in deciding to execute this Agreement has retained counsel and has not relied on any understanding, agreement, representation or promise by the other Party which is not explicitly set forth herein.

            13.            Governing Law. This Agreement shall be governed, interpreted and construed in accordance with the laws of the State of Delaware, without giving effect to choice of law principles. The Parties irrevocably agree that the federal district courts in the State of Delaware shall have exclusive jurisdiction to deal with any disputes arising out of or in connection with this Agreement and that, accordingly, any proceedings arising out of or in connection with this Agreement shall be brought in the United States District Court for the District of Delaware. Notwithstanding the foregoing, if there is any dispute for which the federal district courts in the State of Delaware do not have subject matter jurisdiction, the state courts in Delaware shall have jurisdiction. In connection with any dispute arising out of or in connection with this Agreement, each Party hereby expressly consents and submits to the personal jurisdiction of the federal and state courts in the State of Delaware.

            14.             Severability. Subject to the provisions of and the mechanisms of Section 5(d) above, if any provision of this Agreement is declared illegal, invalid or unenforceable by a court having competent jurisdiction, it is mutually agreed that this Agreement shall endure except for the part declared invalid or unenforceable by order of such court; provided, however, that in the event that the terms and conditions of this Agreement are materially altered, the Parties will, in good faith, renegotiate the terms and conditions of this Agreement to reasonably replace such invalid or unenforceable provisions in light of the intent of this Agreement; provided further that if the Parties do not succeed in reaching mutually acceptable modifications to this Agreement within thirty (30) days of such material alteration, then the Parties agree to submit the determination of the appropriate modification of this Agreement to binding arbitration in accordance with the terms set forth in Exhibit C.

            15.            Waiver. Any delay or failure in enforcing a Party's rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party's rights to the future enforcement of such rights under this Agreement, nor operate to bar the exercise or enforcement thereof at any time or times thereafter, except as to an express written and signed waiver as to a particular matter for a particular period of time.

            16.             Counterparts. This Agreement shall become binding when any one or more counterparts hereof, individually or taken together, bears the signatures of each of the Parties hereto. This Agreement may be executed in any number of counterparts (including facsimile counterparts), each of which shall be an original as against a Party whose signature appears thereon, but all of which taken together shall constitute one and the same instrument.

            17.             Representations and Warranties. The Parties hereby represent and warrant that: (a) they have approved the execution of this Agreement and have authorized and directed the signatory officers below to execute and deliver this Agreement; (b) they each have the full right and power to enter into this Agreement, and there are no other persons or entities whose consent or joinder in this Agreement is necessary to make fully effective those provisions of this Agreement that obligate, burden or bind either of them; (c) when so executed by each Party, this Agreement shall constitute a valid and binding obligation of such Party, enforceable in accordance with its terms; and (d) they have not transferred or assigned or pledged to any third party, whether or not Affiliated, the right to bring, pursue or settle any of the claims, counterclaims or demands made in the Action.

            18.             Costs. Except as otherwise expressly provided in this Agreement, each Party shall bear its own costs, expenses and taxes in the execution and performance of this Agreement, including attorney fees.

            19.             Construction. This Agreement has been jointly negotiated and drafted by the Parties through their respective counsel and no provision shall be construed or interpreted for or against any of the Parties on the basis that such provision, or any other provisions, or the Agreement as a whole, was purportedly drafted by the particular Party.

*            *            *            *            *

IN WITNESS WHEREOF, this Agreement has been executed by the duly authorized representatives of the Parties as of the date(s) set forth below.

FOREST LABORATORIES, INC.            FOREST LABORATORIES HOLDINGS LTD.

By: /s/ Howard Solomon                                By: /s/ Howard Solomon

Name: Howard Solomon                                Name: Howard Solomon

Title: Chief Executive Officer                        Title: Chief Executive Officer

Date:                                                                Date:

H. LUNDBECK A/S                                     ALPHAPHARM PTY LTD.

By: /s/ John Meidahl Peterseu                        By: /s/ H. Klakurka

Name: John Meidahl Peterseu                        Name: H. Klakurka

Title: Director Corporate Patents                    Title: CEO, Merck Generics Group

Date: October 4, 2005                                     Date:

EXHIBIT C

ARBITRATION

      Any dispute arising under Section 5 (or by reference to the mechanism set forth in Section 5(d)) or otherwise which refers to arbitration as set forth in this Exhibit C shall be determined by binding arbitration as follows:

a.   Arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, subject to the modifications set forth herein. The arbitration proceedings shall be kept confidential and shall not be disclosed to the public.

b.   Arbitration shall be conducted before a panel of three arbitrators. Each party shall select one arbitrator within twenty (20) days of initiation of arbitration and each of such arbitrators will be instructed to use his best efforts to select a third arbitrator, who shall serve as Chairperson of the panel, within fifteen (15) days after their selection. Each arbitrator shall be a duly licensed attorney-at-law with pharmaceutical industry experience. Arbitration proceedings shall be conducted in New York City, New York. A decision rendered by a majority of the arbitration panel shall be deemed an arbitration decision binding and conclusive upon both parties.

c.   Within twenty (20) days after the appointment of the arbitrator, each Party shall submit a written report to the arbitrators and to the other party, which report shall set forth the party's determination of the matter in dispute (each, a "Proposal"). Such report may include such supporting documentation and related calculations as the Party submitting the Proposal deems appropriate;

d.   Each party shall have ten (10) days after the submission of the Proposals to submit written comments to the other party's proposal ("Comments") to the arbitrators and to the other party.

e.   In rendering a decision, the arbitrators shall be required to observe the following standards:

i.             any decision reached must comply with applicable law, including antitrust and trade regulation principles.

ii.            to take into account the intent of the parties to preserve the economic value of the transaction to each of the parties as contemplated by the Settlement Documents as first executed;

iii.           to take into consideration the extent to which the Consent Judgment and the releases associated with the Alphapharm Released Claims have already been provided by Alphapharm as consideration;

iv.            to request additional evidence or documents from the Parties and to conduct such hearings with the Parties as they deem necessary to render a decision in accordance with the terms hereof; and

v.             to render a decision within thirty days of the receipt of the Comments per d. above and any other evidence or documents requested by such arbitrators, but in any event within 120 days of the initiation of arbitration.

f.   Each party will be responsible for the fees and costs of the arbitrator selected by such party. The cost of the third arbitrator and arbitration fees of the AAA shall be shared equally by the parties. Notwithstanding the preceding, the arbitrators shall be authorized to award the costs of arbitration as the interests of justice require.